SIFCO Industries, Inc. (“SIFCO”) Announces
Appointment of Robert Johnson to the Board of Directors

CLEVELAND –SIFCO Industries, Inc. (NYSE American: SIF) – We are very pleased to announce that Robert ‘Bob’ Johnson has been appointed to the Board of Directors effective September 26, 2024. Mr. Johnson, has deep domestic and international executive experience in the aerospace industry, including risk management, financial oversight, operations, and strategy. He has served as an advisor to the Board and the Chief Executive Officer of the Company since November 2022, and brings valuable experience forged through an exemplary career in various roles within the aerospace industry.

Mr. Johnson currently serves as the chairman of the board of directors of Spirit Aerosystems, a publicly traded aerospace components company. He also currently sits on the board of directors of Spirit Airlines, a publicly-traded, leading low-fare commercial carrier, Roper Industries, Inc., a publicly traded diversified industrial company, and Elbit Systems of America, LLC, a U.S.-based wholly owned subsidiary, with no registered securities, of Elbit Systems Ltd., a leading global source of innovative, technology based systems for diverse defense and commercial applications.

Mr. Johnson retired in 2008 as chief executive officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as president and chief executive officer. Prior to Honeywell Aerospace, Mr. Johnson held management positions at various aviation and aerospace companies. He served on the board of directors of Ariba, Inc., a publicly traded software company, from 2005 to 2012.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings.

The Company's Annual Report on Form 10-K for the year ended September 30, 2023 and other reports filed with the Securities and Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Contacts
SIFCO Industries, Inc.

Thomas Kubera, CFO, 216-881-8600
www.sifco.com